EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Record Earnings of $1.7 Million for 2007, Compared to $1.0 Million for 2006

CHARLOTTESVILLE, Va., Jan. 17, 2008 (PRIME NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. (Nasdaq:SONA) announced today that net income for the year ended December 31, 2007, was $1.7 million compared to $1.0 million in the year ended December 31, 2006.

Income before income taxes for 2007 increased to $1.8 million from $1.0 million in 2006, an increase of 83%. Net interest income for 2007 was $10.7 million, up 80% from 2006.

Net income for the fourth quarter of 2007 was $147 thousand down from $381 thousand for the fourth quarter of 2006. The decline was attributable to the after-tax impact of an "other than temporary impairment" charge related to a FHLMC perpetual preferred stock held in the available-for-sale portfolio. Net interest income after provision for loan losses was $2.4 million for the fourth quarter of 2007, up from $1.7 million in the fourth quarter of 2006. Excluding the impairment charge, noninterest income was $281 thousand during the fourth quarter of 2007, compared to $80 thousand during the same quarter of the prior year. Approximately 20% of the growth in noninterest income excluding the impairment charge was accounted for by growth in account maintenance and deposit service fees primarily due to an increase in the number of deposit accounts. BOLI income in the fourth quarter of 2007 was $145 thousand compared to nothing in the fourth quarter of 2006.

Southern National Bancorp of Virginia Inc.'s subsidiary Sonabank N.A. opened a branch in Warrenton, Virginia in April, 2007. As a result, at the end of 2007 Sonabank had six branches in Virginia: its original branch in Charlottesville, one in Clifton Forge (a branch purchased from First Community Bank) and branches in McLean, Fairfax and Reston (resulting from the purchase of 1st Service Bank).

Despite the additional branch and the impairment charge, Southern National's efficiency ratio improved from 75% in 2006 to 69% in 2007, excluding the impairment charge.

On December 19th, 2007, Southern National Bancorp announced that it had entered into an agreement with Founders Corporation of Leesburg, Virginia to purchase certain assets and to assume its lease at 1 East Market Street in Leesburg in the 100 year old Loudoun National Bank building. Sonabank also submitted an application to open a branch at that location and, subject to approval by the Office of the Comptroller of the Currency, expects to open in Leesburg in early February. The Board of Directors of Founders Corp and certain other investors in Founders Corp will become the members of Sonabank's new Leesburg Advisory Board.

Total assets of Southern National Bancorp of Virginia were $377.3 million as of December 31, 2007, up from $290.6 million as of December 31, 2006. Most of the growth in assets was attributable to organic growth in the loan portfolio as well as an increase in investment securities. Sonabank closed $98.9 million of loans in 2007, net of participations sold and net of renewals. As a result, net loans receivable grew from $201.8 million at the end of 2006 to $257.9 million at the end of 2007.

Net Interest Margin

The net interest margin was 3.65% in 2007 compared to 4.01% in 2006. The decline in the net interest margin resulted in a variety of factors including:

First, the Federal Reserve reduced the Fed Funds target rate three times in late 2007. Sonabank is neither a buyer or seller of Fed Funds. However, over $98.0 million of our commercial loans and commercial real estate loans are priced at a spread over the Prime Rate which by custom moves with the Fed Funds target rate. On the liability side of our balance sheet much of our funding is based on certificates of deposit (CDs) which reprice over the course of months rather than immediately as is the case with the Prime Rate. Moreover, this fall and early winter when the Federal Reserve cut the Fed Funds rate, LIBOR which partially drives U.S. CD rates did not follow.

Second, in 2006 we owned no bank owned life insurance (BOLI). In 2007, we owned an average of $7.6 million of BOLI. Because the income from BOLI is not interest income, the opportunity cost of owning it causes net interest margin to be understated. We estimate this understatement to have reduced net interest margin by nine basis points.

Loan Portfolio

The composition of our loan portfolio consists of the following at December 31, 2007 and 2006 (in thousands):

                                            December 31,  December 31,
                                               2007          2006
                                            ------------  ------------

 Mortgage loans on real estate:
   Commercial                                 $ 86,099      $ 69,338
   Construction, residential                     6,133         2,994
   Other construction, land and other loans     45,428        32,828
   Residential 1-4 family                       51,862        63,141
   Multi-family residential                      8,273         3,720
   Home Equity Lines of Credit                   8,428        10,509

 Commercial Loans                               53,208        19,581
 Consumer Loans                                  2,476         2,861
                                              --------      --------
   Gross Loans                                 261,907       204,972

 Less unearned income on loans                    (500)         (428)
                                              --------      --------

 Loans, net of unearned income                $261,407      $204,544
                                              ========      ========

Commercial mortgages grew 24% from December 31, 2006 to December 31, 2007. With Wall Street's vastly diminished interest in commercial mortgages we believe that this is a significant opportunity for all community banks. We have already seen and are negotiating potential loans on income producing properties, with owner guarantees and strong debt service coverage ratios which just months ago would have been snapped up by the conduits at very attractive yields. Those deals are just not available today. Going forward, this is an opportunity not only for Sonabank but for all of the community banks which are adequately capitalized and have money to lend. It is a paradigm shift between "structured finance" and old fashioned sensible lending.

Our residential mortgage loan portfolio declined from $63.1 million at December 31, 2006, to $51.9 million at December 31, 2007. Sonabank is not in the business of originating residential mortgages, except as an accommodation to our business banking customers. The vast majority of these loans resulted from our acquisition of 1st Service Bank in December 2006. None of them were sub-prime at origination. They are predominantly 5/1 hybrid adjustable rate mortgages (ARMs). During the first half of 2007, prepayments of the acquired ARMs were $9.1 million. In the second half of the year, however, prepayments slowed to $3.6 million as a result of dislocations in the mortgage market but more importantly as a result of the changed expectations on the part of the mortgage holders of what they would be facing when their mortgages repriced to 1/1 ARMs. They simply don't have to refinance to avoid having to pay a much higher rate. The alarmist rhetoric in the media to the contrary notwithstanding, the facts, at least as far as Sonabank's portfolio is concerned are as follows:

In 2008, $18.7 million of our hybrid ARMs reprice to 1/1 ARMs. The current coupon is 5.35%. They will reprice to a weighted average spread of 2.875% over the 1 year Treasury which as of today is under 3%. In other words, if they were all to reprice now the weighted average rate increase would be about a half percent.

As of the end of 2007, all of the residential mortgages which were added to Sonabank's portfolio as a result of the acquisition of 1st Service were subserviced by a third party fee subservicer. Sonabank plans to bring the subservicing function in house during the first quarter of 2008 to augment its control over the function.

The balances outstanding in home equity lines of credit and consumer loans both declined in absolute terms as well as in the percentage of the total portfolio. Neither one of these is a business line Sonabank wants to be in except as an accommodation to our business clients.

Commercial loans grew 172% from December 31, 2006 to December 31, 2007 as Sonabank benefited from two large commercial banks exiting its market area. We expect growth in this area to continue. Commercial lending has been and will continue to be a priority for Sonabank.

Loan Loss Provision/Asset Quality

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of total loans was 1.33% at December 31, 2007 and December 31, 2006. As of December 31, 2007, the ratio of non-accrual loans and other real estate owned (OREO) to total assets was 1.07% compared to 1.14% as of September 30, 2007. The OREO is comprised of the finished lots Sonabank foreclosed on in early 2007 and one single family home. The non-accrual loans are both residential mortgages. After charge-offs the non-accrual loans and the single family home are carried on our books at $623 thousand approximately 30% below the combined original loan amounts of $886 thousand. These loans were acquired when Sonabank bought 1st Service Bank. They were not sub-prime at the time of origination.

One commercial mortgage in the amount of $443 thousand was over 60 days past due as of December 31, 2007. The collateral property is an owner occupied property in which the owner has experienced delays in bringing his business fully on stream.

Activity in the allowance for loan and lease losses is summarized below (in thousands):

                                      For the Year Ended
                                      ------------------
                                      December 31, 2007
                                      ------------------

 Balance, beginning of period              $    2,726
 Provisions charged to operations               1,290
 Recoveries                                        --
                                           ----------
     Sub-total                                  4,016
 Charge-offs                                      540
                                           -----------
 Balance, end of period                    $    3,476
                                           ===========

Investment Securities

Investment securities, available for sale and held to maturity, grew from $57 million at the end of 2006 to $75 million at December 31, 2007. As of the year end 2007 the portfolio was comprised of the following:

 * We own 80,000 shares of FHLMC perpetual preferred 5.57% stock
   Series V. We bought it in April 2007 for approximately $25 a share or a total of approximately $2 million. It is an attractive investment since there is a 70% dividend exclusion for tax purposes. The stock is owned by hundreds of banks and thrifts. In
   November and December 2007, FHLMC issued approximately $6 billion in preferred stock with higher yields than the one we own. The market price on the stock we own declined to $17.25. Since then it has experienced some recovery and it opened on January 16, 2008 at
   $20.00 per share. FHLMC is rated AA3 by Moody's, AA- by Standard and Poors and A+ by Fitch. It has a U.S. Government mandated minimum capital ratio of 30%. We have had discussions with our auditors, and have decided, despite the fact that many of our peers have not done so, to take a conservative approach and recognize an
   "other than temporary impairment" charge, which we have done in the fourth quarter. This charge reduced our 2007 earnings from
   $2 million to $1.7 million. We do not believe the current market price of this security reflects its near-term potential, but current market conditions make it difficult to accurately forecast the time period required for the security to fully recover.
 * $15.4 million of 15 and 20 year fixed rate conventional FNMA and
   FHLMC residential mortgage backed securities.
 * $23.2 million of hybrid ARM FNMA and FHLMC mortgage backed securities, of which $12.6 million is the remaining balance of the
   $17 million created in December 2006 by securitization of
   residential mortgage loans acquired in the 1st Service Bank merger.
 * $13.7 million of single A rated pooled trust preferred securities
   (9 issues) of which more than 80% are bank issued paper with the balance in insurance company paper. As of the most recent trustees reports none of these issues are in default.
 * $8.3 million in one super-senior pooled trust preferred tranche rated AAA with 67% bank collateral and 33% insurance company collateral.
 * $6.8 million in two private label AAA rated collateralized mortgage obligations (CMOs). The average FICO score of the underlying loans at origination in one pool was 723 and 748 on the other. Of the
   1395 loans in the two pools only 21 had FICO scores in the 601-650 range.
 * $6.0 million in agency CMOs.

Deposits

Non-interest bearing deposits decreased from $19.2 million at December 31, 2006, to $18.1 million at December 31, 2007.

Interest bearing deposits rose from $196.6 million at December 31, 2006, to $247.4 million as of December 31, 2007.

Stockholders Equity

Total stockholders' equity increased from $68.2 million as of December 31, 2006 to $69.3 million as of December 31, 2007. The increase was a result of the retention of earnings offset by an increase in the temporary impairment of our investment securities available for sale.

Southern National Bancorp of Virginia is the holding company for Sonabank N.A., which operates six branches in Virginia. A seventh branch is scheduled to open in Leesburg in February 2008, following approval by the OCC.

Addition to Staff

We are pleased to announce the addition to staff of Joseph L. Borrelli as Senior Vice President, Treasurer. Mr. Borrelli has had over 30 years of banking experience and previously was the founding CFO for two Virginia denovo banks, Cardinal Financial Corporation and Hometown Bank. Most recently he was the CFO for Founders Corporation of Loudoun, Inc. In addition to his treasury responsibilities Mr. Borrelli will head the investor relations function.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

             Southern National Bancorp of Virginia, Inc.
                      Charlottesville, Virginia
 ---------------------------------------------------------------------
                Condensed Consolidated Balance Sheets
                            (Unaudited)
 ---------------------------------------------------------------------
 (in thousands)
                                            December 31,  December 31,
                                                2007          2006
                                            -----------   ------------
 Assets
 Cash and cash equivalents                   $   1,308     $   8,126
 Investment securities-available for sale       40,734        20,882
 Investment securities-held to maturity         34,267        35,623
 Stock in Federal Reserve Bank and Federal
  Home Loan Bank                                 3,908         2,446
 Loans receivable, net of unearned income      261,407       204,544
 Allowance for loan losses                      (3,476)       (2,726)
                                             ---------     ---------
  Net loans                                    257,931       201,818
 Intangible assets                              12,581        15,017
 Bank premises and equipment, net                3,496         3,499
 Bank-owned life insurance                      12,847            --
 Other assets                                   10,211         3,163
                                             ---------     ---------
  Total assets                               $ 377,283     $ 290,574
                                             =========     =========

 Liabilities and stockholders' equity
 Noninterest-bearing deposits                $  18,097     $  19,216
 Interest-bearing deposits                     247,371       196,588
 Borrowings                                     40,501         5,033
 Other liabilities                               2,039         1,510
                                             ---------     ---------
  Total liabilities                            308,008       222,347
 Stockholders' equity                           69,275        68,227
                                             ---------     ---------
  Total liabilities and stockholders'
   equity                                    $ 377,283     $ 290,574
                                             =========     =========
 ----------------------------------------------------------------------

                  Condensed Consolidated Statements of Income
                             (Unaudited)
 ---------------------------------------------------------------------
 (in thousands)
                                 For the Quarters      For the Years
                                       Ended               Ended
                                   December 31,        December 31,
                                  2007      2006      2007      2006
                                --------  --------  --------  --------

 Interest and dividend income   $  6,098  $  3,618  $ 21,749  $ 10,784
 Interest expense                  3,218     1,711    11,086     4,860
                                --------  --------  --------  --------
  Net interest income              2,880     1,907    10,663     5,924
 Provision for loan losses           445       180     1,290       546
                                --------  --------  --------  --------
  Net interest income after
   provision for loan losses       2,435     1,727     9,373     5,378
                                --------  --------  --------  --------
 Account maintenance and
  deposit service fees               100        60       338       188
 Income from bank-owned life
  insurance                          145        --       347        --
 Loss on securities                 (440)       --      (440)       --
 Other                                36        20       112        61
                                --------  --------  --------  --------
  Noninterest income                (159)       80       357       249
                                --------  --------  --------  --------
 Employee compensation and
  benefits                           883       728     3,346     2,284
 Premises, furniture and
  equipment                          390       224     1,525       719
 Other expenses                      863       474     3,015     1,615
                                --------  --------  --------  --------
  Noninterest expense              2,136     1,426     7,886     4,618
                                --------  --------  --------  --------
  Income before income taxes         140       381     1,844     1,009
 Income tax expense                   (7)       --       108        --
                                --------  --------  --------  --------
  Net income                    $    147  $    381  $  1,736  $  1,009
                                ========  ========  ========  ========
 ---------------------------------------------------------------------

                        Financial Highlights
                             (Unaudited)
 ---------------------------------------------------------------------
 (Dollars in thousands except per share data)

                           For the Quarters Ended  For the Years Ended
                                 December 31,         December 31,
                               2007       2006       2007       2006
                           ----------  ---------  ---------  ---------

 Per Share Data (1):
 Earnings  per share -
  Basic                     $    0.02  $    0.07  $    0.26  $    0.24
 Earnings  per share -
  Diluted                   $    0.02  $    0.07  $    0.25  $    0.23
 Book value per share       $   10.19  $   10.04
 Tangible book value per
  share                                           $    8.34  $    7.83
 Weighted average shares
  outstanding - Basic       6,798,547  5,416,949  6,798,547  4,244,957
 Weighted average shares
  outstanding - Diluted     6,846,987  5,509,204  6,875,559  4,323,620
 Shares outstanding at end
  of period                                       6,798,547  6,798,547

 Selected Performance Ratios
  and Other Data:
 Return on average assets        0.16%      0.75%      0.54%      0.65%
 Return on average equity        0.84%      3.04%      2.51%      2.74%
 Yield on earning assets         7.36%      7.47%      7.45%      7.29%
 Cost of funds                   4.64%      4.87%      4.75%      4.44%
 Cost of funds including
  non-interest bearing
  deposits                       4.35%      4.54%      4.42%      4.15%
 Net interest margin             3.47%      3.94%      3.65%      4.01%
 Efficiency ratio (excluding
  impairment charge)            67.57%     71.77%     68.81%     74.81%
 Net charge-offs to average
  loans                          0.05%      0.16%      0.24%      0.21%
 Amortization of
  intangibles               $     182  $     133  $     727  $     458
 ---------------------------------------------------------------------

                                                       As of
                                             December 31,  December 31,
                                                 2007          2006
                                             ------------  ------------

 Nonaccrual loans                             $    371      $     --
 Other real estate owned                         3,648            --
                                              --------      --------
 Total nonperforming assets                   $  4,019      $     --
 Allowance for loan losses to total loans         1.33%         1.33%
 Nonperforming assets to allowance for loan
  losses                                        115.62%         0.00%
 Nonperforming assets to total assets             1.07%         0.00%
 Stockholders' equity to total assets            18.36%        23.48%
 Tangible stockholders' equity to total
  tangible assets                                15.55%        19.31%
 Intangible assets:
  Goodwill                                    $  8,713      $ 10,423
  Core deposit intangible                        3,868         4,594
   Total                                      $ 12,581      $ 15,017

 (1) Reflects 10% stock dividend declared April 19, 2007.

CONTACT:  Southern National Bancorp
          R. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          www.sonabank.com